Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER ENDED JUNE 30, 2020

NEW YORK, NY, August 12, 2020 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its third quarter ended June 30, 2020.

ALJ is a holding company, whose wholly owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three and Nine Months Ended June 30, 2020

Consolidated Results for ALJ

•

ALJ recognized net revenue of $95.4 million for the three months ended June 30, 2020, an increase of $11.1 million, or 13.2%, compared to $84.2 million for the three months ended June 30, 2019.  The increase was driven by implementation activities and start of production for new contracts at Faneuil, offset by lower component sales primarily related to education at Phoenix and lower volumes at Carpets. ALJ recognized consolidated net revenue of $96.0 million for the three months ended March 31, 2020.

•

ALJ recognized a net loss of $2.7 million and loss per share of $0.06 (diluted) for the three months ended June 30, 2020, compared to a net loss of $7.2 million and loss per share of $0.19 (diluted) for the three months ended June 30, 2019. Most of the improvement was due to a $3.4 million decrease in the provision for income taxes and increased margin from Faneuil implementation activities, offset by lower volumes at Phoenix and Carpets.   ALJ recognized a net loss of $61.8 million and loss per share of $1.47 (diluted) for the three months ended March 31, 2020, which included a $59.0 million non-cash, non-recurring impairment of goodwill (as described below).

•

ALJ recognized adjusted EBITDA of $7.2 million for the three months ended June 30, 2020, an increase of $2.0 million, or 38.5%, compared to a $5.2 million for the three months ended June 30, 2019. The increase was a result of implementation activities and start of production for new contracts at Faneuil, offset by lower components sales primarily related to education at Phoenix, and lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets.  ALJ recognized adjusted EBITDA of $4.7 million for the three months ended March 31, 2020.

•

ALJ recognized net revenue of $281.8 million for the nine months ended June 30, 2020, an increase of $15.8 million, or 6.0%, compared to $266.0 million for the nine months ended June 30, 2019.  The increase was driven by implementation activities and the start of production for new contracts at Faneuil, offset by lower component sales related to education at Phoenix and lower volumes at Carpets.

•

ALJ recognized a net loss of $68.7 million and loss per share of $1.63 (diluted) for the nine months ended June 30, 2020, compared to a net loss of $6.1 million and loss per share of $0.16 (diluted) for the nine months ended June 30, 2019. Net loss for the nine months ended June 30, 2020 reflects a $59.0 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss of $9.7 million and loss per share of $0.23 (diluted) for the nine months ended June 30, 2020.  Most of the decrease was due to lower margin from Faneuil revenue as a result of inefficiencies related to the start of new contracts and operational challenges related to the expansion of certain ongoing contracts, and lower volumes at both Phoenix and Carpets, offset by a $5.2 million swing to a $1.0 million benefit from income taxes from a $4.2 million provision for income taxes.

•

ALJ recognized adjusted EBITDA of $15.2 million for the nine months ended June 30, 2020, a decrease of $7.3 million, or 32.4%, compared to $22.5 million for the nine months ended June 30, 2019. The decrease was a result of operational inefficiencies from the startup of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers, offset by implementation activities at Faneuil, lower component sales primarily related to education at Phoenix and lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets.

•

ALJ estimates net revenue for the three months ending September 30, 2020 to be in the range of $100.0 million to $107.0 million, compared to $89.0 million for the three months ended September 30, 2019.

Jess Ravich, Chief Executive Officer of ALJ, said, “Our quarterly results continue to improve at Faneuil, which benefited from the recent addition of state unemployment contracts and the finalization of certain contract implementations which had a positive effect on the quarter.  We continue our focus on transforming Faneuil’s operations by shedding unprofitable contracts and increasing prices on existing contracts in order to generate EBITDA margins that are consistently in the high single digits.  Results from Phoenix continued to be below prior year, but we are encouraged by the pickup in business activity at our production facilities as of mid-June.  Due in large part to our improving financial performance, we ended the quarter with over $22.0 million in liquidity, which is nearly double our liquidity a year ago. This increased liquidity allows us to continue our growth as we enter our seasonal ramp up at Faneuil. We are proud of our over 6,500 employees for their hard work and dedication during this worldwide pandemic.”

	Three Months Ended June 30,
Amounts in thousands, except per share amounts	2020	2019	$ Change
	(unaudited)	(unaudited)
Net revenue	$95,354	$84,225	$11,129
Costs and expenses:
Cost of revenue	75,084	68,857	6,227
Selling, general, and administrative expense	20,408	16,210	4,198
(Gain) loss on disposal of assets and other gain, net	(297)	2	(299)
Total operating expenses	95,195	85,069	10,126
Operating income (loss)	159	(844)	1,003
Other (expense) income:
Interest expense, net	(2,568)	(2,701)	133
Total other expense, net	(2,568)	(2,701)	133
Loss before income taxes	(2,409)	(3,545)	1,136
Provision for income taxes	(250)	(3,662)	3,412
Net loss	$(2,659)	$(7,207)	$4,548
Loss per share of common stock–basic and diluted	$(0.06)	$(0.19)
Weighted average shares of common stock outstanding– basic and diluted	42,173	38,026

	Nine Months Ended June 30,
Amounts in thousands, except per share amounts	2020	2019	$ Change
	(unaudited)	(unaudited)
Net revenue	$281,845	$266,005	$15,840
Costs and expenses:
Cost of revenue	229,573	212,160	17,413
Selling, general, and administrative expense	55,485	47,946	7,539
Impairment of goodwill	59,047	—	59,047
Gain on disposal of assets and other gain, net	(295)	(221)	(74)
Total operating expenses	343,810	259,885	83,925
Operating (loss) income	(61,965)	6,120	(68,085)
Other (expense) income:
Interest expense, net	(7,976)	(8,041)	65
Interest from legal settlement	200	—	200
Total other expense, net	(7,776)	(8,041)	265
Loss before income taxes	(69,741)	(1,921)	(67,820)
Benefit from (provision for) income taxes	1,007	(4,152)	5,159
Net loss	$(68,734)	$(6,073)	$(62,661)
Loss per share of common stock–basic and diluted	$(1.63)	$(0.16)
Weighted average shares of common stock outstanding– basic and diluted	42,173	38,034

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Third quarter revenue improved by 37.4% over the prior year due in part to several new contracts supporting unemployment claimants in multiple states.  Adjusted EBITDA results also improved significantly with the additional growth throughout the quarter.  The majority of our staff have successfully transitioned to a work-from-home environment and, by the end of the quarter, all clients affected by the pandemic had resumed operations.”

Faneuil recognized net revenue of $61.5 million for the three months ended June 30, 2020 compared to $44.8 million for the three months ended June 30, 2019.  Net revenue increased $16.8 million, or 37.4%, due to a $23.6 million increase in new customer contracts, offset by a $3.6 million reduction driven by the completion of customer contracts and a $3.2 million net decrease in existing customers mostly due to lower call volumes.  Faneuil recognized net revenue of $58.8 million for the three months ended March 31, 2020.

Faneuil segment adjusted EBITDA was $4.3 million for the three months ended June 30, 2020 compared to $0.5 million for the three months ended June 30, 2019.  Segment adjusted EBITDA increased $3.7 million, or 723.0%, driven by the ramp up of new state unemployment contracts, and the completion of certain deliverables related to the implementation of new contracts. Faneuil segment adjusted EBITDA was $1.4 million for the three months ended March 31, 2020.

Faneuil recognized net revenue of $178.9 million for the nine months ended June 30, 2020 compared to $146.6 million for the nine months ended June 30, 2019.  Net revenue increased $32.4 million, or 22.1%, due to a $43.1 million increase in new customer contracts, offset by a $6.7 million net decrease in existing customers mostly due to lower call volumes and a $4.0 million reduction driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $7.3 million for the nine months ended June 30, 2020 compared to $8.3 million for the nine months ended June 30, 2019.  Segment adjusted EBITDA decreased $1.0 million, or 11.7%, driven by operational inefficiencies from the start of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers.

Faneuil estimates its net revenue for the three months ending September 30, 2020 to be in the range of $63.0 million to $67.0 million, compared to $50.2 million for the three months ended September 30, 2019.

Faneuil’s contract backlog expected to be realized within the next twelve months as of June 30, 2020 was $250.6 million, compared to $202.3 million as of June 30, 2019 and $225.6 million as of March 31, 2020.  Faneuil’s total contract backlog as of June 30, 2020 was $642.0 million as compared to $495.0 million as of June 30, 2019 and $607.2 million as of March 31, 2020.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “Our results continue to be impacted by lower volumes, unfavorable customer mix, and lower than anticipated upgrades from customers due to increased pricing for housing in the Southern Nevada market versus prior year. Revenues compared to the prior quarter ended March 31, 2020 declined by $1.3 million and adjusted EBITDA remained steady due to a constant focus on cost containment.  The pandemic and how and when it will end throughout the state, country and the world has added uncertainty to the Southern Nevada marketplace. Carpets continues to expand its customer base to other areas to lessen the impact of a slowdown in the new home construction division.”

Carpets recognized net revenue of $9.3 million for the three months ended June 30, 2020 compared to $12.8 million for the three months ended June 30, 2019.  Net revenue decreased $3.5 million, or 27.3%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.  The decrease in volumes from large builders was somewhat offset by the increased volumes from commercial customers as a result of Carpets’ efforts to attract and service multi-family construction projects. Carpets recognized net revenue of $10.5 million for the three months ended March 31, 2020.

Carpets recognized segment adjusted EBITDA of less than $0.1 million for the three months ended June 30, 2020 compared $0.5 million for the three months ended June 30, 2019. Segment adjusted EBITDA decreased $0.4 million, or 92.5%, due to lower overall volumes.  Carpets recognized segment adjusted EBITDA of $0.1 million for the three months ended March 31, 2020.

Carpets recognized net revenue of $29.6 million for the nine months ended June 30, 2020 compared to $37.2 million for the nine months ended June 30, 2019.  Net revenue decreased $7.6 million, or 20.5%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.

Carpets segment adjusted EBITDA for the nine months ended June 30, 2020 was less than $0.1 million compared to segment adjusted EBITDA of $0.9 million for the nine months ended June 30, 2019.  Segment adjusted EBITDA decreased $0.9 million, or 98.6%, due to lower volumes.

Carpets estimates its net revenue for the three months ending September 30, 2020 to be in the range of $9.0 million to $10.0 million, compared to $11.8 million for the three months ended September 30, 2019.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of June 30, 2020 was $8.0 million compared to $11.0 million as of June 30, 2019 and $8.3 million as of March 31, 2020.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $2.1 million decrease in our fiscal third quarter revenues, versus prior year, was due to lower component sales, offset in part by higher sales of children’s books and labels. The decrease of $1.1 million of segment adjusted EBITDA for the quarter, versus prior year, was due to the lower total revenues.  The decrease in component revenues was primarily due to the ongoing industry-wide slowdown for education book components that is expected to continue into the fourth fiscal quarter. Trade book component sales were soft in April and May, but improved in the month of June, and have further strengthened thus far in the fourth quarter.  Third quarter revenues benefitted from a strategic supply agreement, signed in the second quarter, that significantly increased annual sales with a major customer. Year over year quarterly sales increases are expected from that customer for the next three quarters."

Phoenix recognized net revenue of $24.6 million for the three months ended June 30, 2020 compared to $26.7 million for the three months ended June 30, 2019. Net revenue decreased $2.1 million, or 8.0%, due to lower component sales primarily related to education. Phoenix recognized net revenue of $26.7 million for the three months ended March 31, 2020.

Phoenix recognized segment adjusted EBITDA of $3.8 million for the three months ended June 30, 2020 compared to $4.9 million for the three months ended June 30, 2019. Segment adjusted EBITDA decreased by $1.1 million, or 22.9%, as a result of decreased component sales primarily related to education. Phoenix recognized segment adjusted EBITDA of $4.2 million for the three months ended March 31, 2020.

Phoenix recognized net revenue of $73.3 million for the nine months ended June 30, 2020 compared to $82.2 million for the nine months ended June 30, 2019. Net revenue decreased $8.9 million, or 10.8%, due to several large orders during the nine months ended June 30, 2019 that did not reoccur during the nine months ended June 30, 2020 and lower component sales primarily related to education.

Phoenix recognized segment adjusted EBITDA of $10.8 million for the nine months ended June 30, 2020 compared to $15.4 million for the nine months ended June 30, 2019. Segment adjusted EBITDA decreased by $4.7 million, or 30.2%, as a result of the decrease in components sales primarily related to education and a higher bad debt allowance. Although production labor decreased in response to the decreased volumes, the decrease in production labor did not keep pace with the decreased volumes.

Phoenix estimates its net revenue for the three months ending September 30, 2020 to be in the range of $28.0 million to $30.0 million, compared to $27.0 million for the three months ended September 30, 2019.

Phoenix’s contract backlog expected to be realized within the next twelve months as of June 30, 2020 was $64.4 million, compared to $71.4 million as of June 30, 2019 and $70.7 million as of March 31, 2020.  Phoenix’s total contract backlog as of June 30, 2020 was $302.8 million as compared to $187.3 million as of June 30, 2019 and $313.6 million as of March 31, 2020.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets and other gain, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net loss, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended June 30,
Amounts in thousands	2020	2019	$ Change
	(unaudited)	(unaudited)
Net loss	$(2,659)	$(7,207)	$4,548
Depreciation and amortization expense	4,937	5,598	(661)
Interest expense	2,568	2,701	(133)
Restructuring and cost reduction initiatives	1,005	139	866
Change in fair value of contingent and deferred consideration	900	—	900
Bank fees accreted to term loan	300	—	300
Provision for income taxes	250	3,662	(3,412)
Acquisition-related expense	—	85	(85)
Stock-based compensation	89	185	(96)
Loan amendment expense	61	—	61
(Gain) loss on disposal of assets and other gain, net	(297)	2	(299)
Consolidated Adjusted EBITDA	$7,154	$5,165	$1,989

	Nine Months Ended June 30,
Amounts in thousands	2020	2019	$ Change
	(unaudited)	(unaudited)
Net loss	$(68,734)	$(6,073)	$(62,661)
Impairment of goodwill	59,047	—	59,047
Depreciation and amortization expense	15,097	14,881	216
Interest expense	7,976	8,041	(65)
Restructuring and cost reduction initiatives	1,795	742	1,053
Change in fair value of contingent and deferred consideration	900	—	900
Fair value of warrants issued in connection with loan amendments	716	—	716
Loan amendment expense	475	337	138
Stock-based compensation	312	556	(244)
Bank fees accreted to term loan	300	—	300
Acquisition-related expense	99	97	2
Gain on disposal of assets and other gain, net	(295)	(221)	(74)
Interest from legal settlement	(200)	—	(200)
(Benefit from) provision for income taxes	(1,007)	4,152	(5,159)
Recovery of litigation loss	(1,256)	—	(1,256)
Consolidated Adjusted EBITDA	$15,225	$22,512	$(7,287)

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended June 30,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$61,523	$44,773	$16,750	37.4%
Carpets	9,277	12,763	(3,486)	(27.3%)
Phoenix	24,554	26,689	(2,135)	(8.0%)
Total Segment Net Revenue	$95,354	$84,225	$11,129	13.2%

	Three Months Ended June 30,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$4,263	$518	$3,745	723.0%
Carpets	36	478	(442)	(92.5%)
Phoenix	3,761	4,881	(1,120)	(22.9%)
Corporate	(906)	(712)	(194)	(27.2%)
Total Segment Adjusted EBITDA	$7,154	$5,165	$1,989	38.5%

	Nine Months Ended June 30,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$178,915	$146,565	$32,350	22.1%
Carpets	29,599	37,213	(7,614)	(20.5%)
Phoenix Color	73,331	82,227	(8,896)	(10.8%)
Total Segment Net Revenue	$281,845	$266,005	$15,840	6.0%

	Nine Months Ended June 30,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$7,288	$8,257	$(969)	(11.7%)
Carpets	13	910	(897)	(98.6%)
Phoenix Color	10,779	15,437	(4,658)	(30.2%)
Corporate	(2,855)	(2,092)	(763)	(36.5%)
Total Segment Adjusted EBITDA	$15,225	$22,512	$(7,287)	(32.4%)

As of June 30, 2020 and September 30, 2019, consolidated total debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	June 30,	September 30,
Amounts in thousands	2020	2019
	(unaudited)
Term loan payable	$80,179	$81,082
Line of credit	15,791	9,823
Equipment financing agreements	4,093	3,101
Capital leases	6,111	5,158
Total debt	106,174	99,164

Cash	7,393	4,529
Net debt	$98,781	$94,635

As of June 30, 2020, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	June 30, 2020
	(actual)	(required)
Leverage Ratio	4.68	< 7.45
Fixed Charges Ratio	0.98	> 0.63

Investor Conference Call Details

ALJ will host an investor conference call on August 20, 2020 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and Conference ID/Passcode:

Participant Toll-Free Dial-In Number: (877) 870 4263

Participant International Dial-In Number: (412) 317 0790

Conference ID/Passcode:ALJ Regional Holdings, Inc.

Participants can also access ALJ’s investor conference call using the following webcast URL: https://www.webcaster4.com/Webcast/Page/2172/35696. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s third quarter ended June 30, 2020 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results  and other statements including the words “will,” “anticipate,” and “expect” and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.